Exhibit 99.1

GSI Technology, Inc. Announces First-Quarter Fiscal 2009 Results

SANTA CLARA, Calif.--July 31, 2008--GSI Technology, Inc. (Nasdaq: GSIT) today announced financial results for the first quarter of its fiscal year ending March 31, 2009.

For the quarter ended June 30, 2008, the company reported net revenue of $17.3 million and net income of $3.0 million, or $0.11 per diluted share, compared to first-quarter fiscal 2008 net revenue of $11.3 million and net income of $1.1 million, or $0.04 per diluted share. This represents the company's nineteenth consecutive quarter of profitability.

Sequentially, net revenue and net income were, respectively, 14.0% and 7.7% higher than fourth-quarter fiscal 2008 net revenue and net income of $15.2 million and $2.8 million, respectively. Pre-tax income increased by $952,000, to $4.3 million from $3.3 million in the prior quarter.

First-quarter 2009 gross margin was 44.3% compared to 44.5% in the prior quarter and 39.1% a year ago. Fourth-quarter 2008 gross margin benefited by approximately 2.4% from a one-time payment received from a third party for the rights to second source the company's 36 megabit SigmaQuad products; this payment reduced the fourth-quarter 2008 cost of goods sold by approximately $371,000.

"In both sales and profitability, we continue to build on the momentum established in prior quarters," said Lee-Lean Shu, the company’s Chairman and Chief Executive Officer. "The growth in revenue — which was accompanied by stronger margins as the sales mix shifted toward a higher percentage of high-density products — was driven primarily by an increase in direct and indirect sales to Cisco Systems, which were $5.7 million in the first quarter of fiscal 2009 compared to $4.2 million in each of the preceding two quarters. The other significant contributor was a $400,000 shipment of a high-density device to a customer in the military/defense sector; this, in conjunction with a strong increase in sales of SigmaQuad products, further contributed to the improvement in margins."

SigmaQuad shipments were approximately 8.2% of total shipments in the first quarter of fiscal 2009, compared to shipments of approximately 5.5% in the fourth quarter of fiscal 2008.

SG&A expenses were $2.5 million, or 14.2% of revenue, compared to $2.7 million, or 17.6% of revenue, in the prior quarter, and $2.2 million, or 19.3% of revenue, a year ago. First-quarter operating margin was 23.0% compared to 19.7% in the prior quarter, when operating margin, like gross margin, benefited by approximately 2.4% from the aforementioned one-time third-party payment; a year ago, operating margin was 9.7%.

At June 30, 2008, inventory was $13.7 million compared to $15.7 million at the end of the prior quarter.

Total first-quarter pre-tax stock-based compensation expense was $329,000 compared to $312,000 in the prior quarter and $387,000 in the comparable period a year ago.

At June 30, 2008, the company had $32.1 million in cash, cash equivalents and short-term investments, $27.2 million in long-term investments, $47.3 million in working capital, and stockholders’ equity of $80.9 million.

Outlook for Second-Quarter Fiscal 2009:

For the three months ending September 30, 2008, the company currently expects to report net revenue in the range of $16.5 million to $17.3 million, with gross margin in the range of 42% to 43%.

About GSI Technology:

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2008 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, July 31, 2008. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 55821061. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2008	2008	2007

Net revenue	$17,344	$15,215	$11,305
Cost of goods sold	9,653	8,444	6,886

Gross profit	7,691	6,771	4,419

Operating expenses:

Research & development	1,253	1,095	1,132
Selling, general and administrative	2,456	2,681	2,187
Total operating expenses	3,709	3,776	3,319

Operating income	3,982	2,995	1,100

Interest and other income, net	315	350	465

Income before income taxes	4,297	3,345	1,565
Provision for income taxes	1,269	533	511
Net income	$3,028	$2,812	$1,054

Earnings per share, basic	$0.11	$0.10	$0.04
Earnings per share, diluted	$0.11	$0.10	$0.04

Weighted-average shares used in computing per share amounts:

Basic	28,004	27,740	27,133
Diluted	28,798	28,434	28,790

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2008	2008	2007

Cost of goods sold	$73	$57	$85
Research & development	104	98	128
Selling, general and administrative	152	157	174
	$329	$312	$387

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2008	March 31, 2008
Cash and cash equivalents	$16,448	$15,899
Short-term investments	15,642	23,666
Inventory	13,728	15,704
Other current assets	11,438	10,610
Net property and equipment	5,824	5,840
Long-term investments	27,240	15,605
Other assets	1,019	991
Total assets	$91,339	$88,315

Current liabilities	$10,004	$10,808
Long-term liabilities	401	366
Stockholders' equity	80,934	77,141
Total liabilities and stockholders' equity	$91,339	$88,315

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle, Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550